KIRKLAND’S REPORTS FOURTH QUARTER SALES AND UPDATES 2018 OUTLOOK

NASHVILLE, Tenn. (March 1, 2019) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended February 2, 2019.
Net sales for the 13 weeks ended February 2, 2019 were $216.1 million compared with $224.6 million for the 14 weeks ended February 3, 2018. The extra week in fiscal 2017 was responsible for approximately $10.0 million of net sales during the fourth quarter. On a 13-week comparison, comparable store sales, including e-commerce sales, decreased 3.3% compared to an increase of 2.0% in the prior year. Kirkland’s opened three stores and closed seven during the period, bringing the total number of stores to 428 at year end.
Net sales for the 52 weeks ended February 2, 2019 were $647.1 million compared with $634.1 million for the 53 weeks ended February 3, 2018. On a 52-week comparison, comparable store sales, including e-commerce sales, decreased 1.3% compared to an increase of 0.3% in the prior year. Kirkland’s opened 25 stores and closed 15 during the 52-week period ended February 2, 2019.
“We were disappointed with our fourth quarter performance, which was influenced by several factors,” said Steve “Woody” Woodward, Chief Executive Officer. “Aspects of the core assortment, particularly wall décor, remained challenging. Seasonal product performed well, and we made important strides in gifting and new relevant products in January. Yet these were not enough to offset weakness in brick & mortar sales driven by an ongoing shift in channel mix. January was also impacted by port constraints that affected product flow.”
Fiscal 2018 Update and Strategic Focus for 2019
Based on the fourth quarter sales results, Kirkland’s now expects full year 2018 diluted earnings per share to be approximately $0.24. Adjusted earnings are expected to be approximately $0.38 per share, excluding severance and other charges associated with the Company’s Chief Executive Officer transition. Kirkland’s ended fiscal 2018 with no debt and cash of approximately $58 million.

“We have a clear and well-defined plan that we believe will stabilize performance in 2019 as we make strategic investments to drive long-term sales and earnings growth,” continued Mr. Woodward. “We are moving aggressively to evolve the business. Our focus includes work to expand category relevancy, accelerate direct sourcing and improve omni-channel profitability. We have a strong value proposition and a healthy balance sheet to support our strategy. We look forward to sharing our detailed plans with investors in the upcoming earnings conference call.”
The updated outlook for fiscal 2018 is based on current information as of March 1, 2019. The information is subject to change and the Company may update its full-year business outlook or any portion thereof at any time for any reason.

Investor Conference Call and Web Simulcast
Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Friday, March 15, 2019, and will host a conference call on the same day at 9:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, March 22, 2019, by dialing (412) 317-0088 and entering the confirmation number, 10128886.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on March 15, 2019, beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 428 stores in 37 states, as well as an e-commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, framed art, furniture, ornamental wall décor, fragrance and accessories, mirrors, lamps, decorative accessories, textiles, housewares, gifts, artificial floral products, frames, clocks and outdoor living items.  The Company’s stores also offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 3, 2018, and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.